Exhibit 99.2

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

PRESENTATION OF SEPARATE FINANCIAL DATA FROM THE
CONSOLIDATED FINANCIAL STATEMENTS ATTRIBUTABLE TO THE COMPANY

December 31, 2021 (Audited)

PACIFIC OAK SOR (BVI) HOLDNGS, LTD.

PRESENTATION OF SEPARATE FINANCIAL DATA

FROM THE CONSOLIDATED FINANCIAL STATEMENTS

ATTRIBUTABLE TO THE COMPANY

AS OF DECEMBER 31, 2021

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Special Report in accordance with Regulation 9c

Financial Information and Financial Data from the

Consolidated Financial Statements Attributable to the Company

Below is separate financial information and financial data attributable to the Company from the Group's consolidated financial statements as of December 31, 2021, published as part of the periodic reports ("consolidated financial statements"), presented in accordance with Regulation 9c to the Israeli Securities Regulations (Periodic and Immediate Reports), 1970.

The significant accounting policies applied in presenting this financial information is elaborated in Note 2 to the consolidated financial statements.

"Investees" - as defined in Note 1 to the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDNGS, LTD.

Financial Information from the Consolidated Statements of Financial Position Attributable to the Company

		December 31,
	Note	2021	2020
		U.S. dollars in thousands

ASSETS
NON-CURRENT ASSETS
Investments in investees		$1,261,541	$1,187,342
Restricted cash	d	5,900	6,246
		1,267,441	1,193,588
CURRENT ASSETS
Cash and cash equivalents	d	6,137	11,956
Prepaid expenses and other assets		22	—
		6,159	11,956
Total assets		$1,273,600	$1,205,544

EQUITY		$1,008,076	$929,770
NON-CURRENT LIABILITIES
Debentures, net		258,773	196,557
CURRENT liabilities
Accounts payable and accrued liabilities		4,672	4,015
Debentures, net		—	60,399
Due to Owner		2,079	3,045
Distribution payable to Owner		—	11,758
		6,751	79,217
Total liabilities		265,524	275,774
Total equity and liabilities		$1,273,600	$1,205,544

The accompanying notes and additional information are an integral part of the condensed financial data.

PACIFIC OAK SOR (BVI) HOLDNGS, LTD.

Financial Information from the Consolidated Statements of Profit or Loss Attributable to the Company

	Years ended December 31,
	2021	2020	2019
	U.S. dollars in thousands

Share of profit (loss) from investees, net	$146,798	$(35,051)	$105,260
Asset management fees to affiliate	(14,012)	(9,982)	(8,158)
General and administrative expenses	(4,776)	(3,590)	(3,479)
Operating income	128,010	(48,623)	93,623
Finance expense	(13,709)	(11,785)	(11,352)
Finance income	8	15	32
Foreign currency transaction adjustments, net	(7,446)	(2,900)	(12,498)
Net income (loss)	$106,863	$(63,293)	$69,805
Total comprehensive income (loss)	$106,863	$(63,293)	$69,805

The accompanying notes and additional information are an integral part of the condensed financial data.

PACIFIC OAK SOR (BVI) HOLDNGS, LTD.

Financial Information from the Consolidated Statements of Cash Flows Attributable to the Company

	Years ended December 31,
	2021	2020	2019
	U.S. dollars in thousands
Cash flows from operating activities
Net income (loss) for the period	$106,863	$(63,293)	$69,805
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share of (profit) loss from investees	(146,798)	35,051	(105,260)
Finance expense	13,709	11,785	11,352
Distribution from investees, net	53,904	47,048	39,699
Foreign currency transaction adjustments, net	7,446	2,900	12,498
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	67	(196)	202
Restricted cash for operational expenditures	(283)	(511)	—
Due to Owner	(966)	3,045	—
Net cash provided by operating activities	33,942	35,829	28,296
Cash flows from investing activities
Investments in investees	(8,637)	(42,862)	(107,721)
Distribution from investees, net	28,775	—	79,271
Proceeds from termination of derivatives	1,198	14,125	—
Due from Owner	—	—	4,500
Net cash provided by (used in) investing activities	21,336	(28,737)	(23,950)
Cash flows from financing activities
Proceeds from debentures	256,894	74,118	—
Payments of deferred financing costs	(6,121)	(2,168)	—
Principal payments on debentures	(264,089)	(56,611)	(53,645)
Interest paid	(8,363)	(9,818)	(10,403)
Release of restricted cash for debt service obligations	943	1,011	276
Distribution to Owner	(41,758)	(2,500)	—
Net cash (used in) provided by financing activities	(62,494)	4,032	(63,772)
Effect of exchange rate changes on cash and cash equivalents	1,397	764	1,651
(Decrease) increase in cash	(5,819)	11,888	(57,775)
Cash, beginning of the period	11,956	68	57,843
Cash, end of the period	$6,137	$11,956	$68

The accompanying notes and additional information are an integral part of the condensed financial data.

PACIFIC OAK SOR (BVI) HOLDNGS, LTD.
Additional Information

U.S. dollars in thousands

a.    GENERAL

This separate financial information has been prepared in a condensed format as of December 31, 2021 and for the year then ended, in accordance with Regulation 9C of the Securities Regulations (Periodic and Immediate Reports), 1970. This separate financial information should be read in conjunction with the consolidated financial statements as of December 31, 2021.

b.    TAXES

According to the relevant tax laws in the BVI and in the U.S.A, substantially all of the companies in the Group are considered as a "pass through" entities. Accordingly, no provision has been made for federal and state income taxes or other income tax benefits in the accompanying financial statements as taxable income and losses are reported in the tax return of the shareholders.

In order to continue to qualify as a REIT, the Parent Company conducts certain business activities through a taxable REIT subsidiary (“TRS”).  Any TRSs the Company forms will incur taxes or accrue tax benefits consistent with a “C” corporation; however, such amount is not material as of December 31, 2021.

c.    DIVIDENDS

During the years ended December 31, 2021, 2020 and 2019, the Company declared distributions in the aggregate of $30.0 million, $14.3 million, and $0 to the Owner, respectively.

As of December 31, 2021 and 2020, the Company had a distribution payable to the Owner in the amount of $0 and $11.8 million, respectively.

d.    CASH AND RESTRICTED CASH

As of December 31, 2021, the Company held 18.4 million Israeli new Shekels ($5.9 million) and $0.2 million in cash and 18.3 million Israeli new Shekels ($5.9 million) in restricted cash.

As of December 31, 2020, the Company held 37.8 million Israeli new Shekels ($11.8 million) and 20.1 million Israeli new Shekels ($6.2 million) in cash and restricted cash, respectively.

As of December 31, 2021, the Company had a working capital shortfall amounting to $0.6 million.

e.    SUBSEQUENT EVENTS

The Company evaluates subsequent events up until the date the consolidated financial statements are issued.

Dividend Approval

On March 29, 2022, the Company's board of directors approved a distribution of dividend in the amount of $5.0 million to the Owner.
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